Exhibit 23.1

[Ernst & Young Letterhead]

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form F-3 No. 333-00000) of ABN AMRO Holding N.V., ABN AMRO Bank N.V. and LaSalle Funding LLC for the registration of the various securities mentioned therein and to the incorporation by reference therein of our report dated March 31, 2006, with respect to the consolidated financial statements of ABN AMRO Holding N.V. included in its Form 20-F for the year ended December 31, 2005, filed with the Securities and Exchange Commission on April 3, 2006.

Amsterdam, The Netherlands
September 29, 2006

/s/ Ernst & Young Accountants

Ernst & Young Accountants